EXHIBIT (b)


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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              MAXXIM MEDICAL, INC.


                             MAXXIM ACQUISITION CO.

                                       AND

                         STERILE CONCEPTS HOLDINGS, INC.



                            Dated as of June 10, 1996




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                                TABLE OF CONTENTS



                                    ARTICLE I
                                    THE OFFER

         1.1  The Offer.....................................................2
         1.2  Company Actions...............................................3
         1.3  Composition of the Board of Directors.........................5
         1.4  Action By Directors...........................................8


                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

         2.1  The Merger....................................................9
         2.2  Conversion of Stock..........................................10
         2.3  Surrender of Certificates....................................11
         2.4  Payment......................................................13
         2.5  No Further Rights to Transfers...............................15
         2.6  Stock Option and Other Plans.................................15
         2.7  Articles of Incorporation of the Surviving
                  Corporation..............................................18
         2.8  By-Laws of the Surviving Corporation.........................18
         2.9  Directors and Officers of the Surviving
                  Corporation..............................................18
         2.10 Closing......................................................19


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1  Representations and Warranties of the Company................19
         3.2  Representations and Warranties of Parent and Sub.............37


                                   ARTICLE IV
                TRANSACTIONS PRIOR TO AND AFTER THE CLOSING DATE

         4.1      Access to Information Concerning Properties
                  and Records..............................................41
         4.2      Confidentiality..........................................42
         4.3      Conduct of the Business of the Company
                  Pending the Closing Date.................................42
         4.4      Proxy Statement..........................................45
         4.5      Stockholder Approval.....................................46
         4.6      Reasonable Efforts.......................................46
         4.7      No Solicitation of Other Offers..........................47
         4.8      Notification of Certain Matters..........................50
         4.9      HSR Act..................................................50


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         4.10  Employee Benefits...........................................50
         4.11  Directors' and Officers' Insurance;
                   Indemnification.........................................51
         4.12  Financing...................................................54
         4.13  Additional Reports and Filings..............................54


                                    ARTICLE V
                         CONDITIONS PRECEDENT TO MERGER

         5.1  Conditions Precedent to Obligations of Parent,
                  Sub and the Company......................................55
         5.2  Conditions Precedent to Obligations of the
                  Company..................................................56


                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

         6.1  Termination..................................................56
         6.2  Effect of Termination........................................58


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1  Fees and Expenses............................................59
         7.2  Representations and Warranties...............................59
         7.3  Extension; Waiver............................................60
         7.4  Public Announcements.........................................60
         7.5  Notices......................................................61
         7.6  Entire Agreement.............................................62
         7.7  Binding Effect; Benefit; Assignment..........................62
         7.8  Applicable Law...............................................63
         7.9  Severability.................................................63
         7.10  "Person" Defined............................................63



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                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of June 10, 1996 (this "Agreement"), by and among MAXXIM MEDICAL, INC., a Delaware corporation ("Parent"), MAXXIM ACQUISITION CO., a Virginia corporation and a wholly-owned subsidiary of Parent ("Sub"), and STERILE CONCEPTS HOLDINGS, INC., a Virginia corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Sub and the Company (in the case of the Company, based upon the recommendation of a special committee of independent directors (the "Special Committee")) have approved the acquisition of the Company by Parent;

                  WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, no par value, of the Company ("Common Stock"), subject to the terms and conditions of this Agreement, at a price of $20.00 per share net to the seller in cash (the "Offer Price");

                  WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

                  WHEREAS, the directors of the Company have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the


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Offer and approval and adoption of this Agreement by the stockholders of the
Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                    THE OFFER


         1.1 THE OFFER. Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and be existing, as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Sub shall commence the Offer in compliance in all material respects with all applicable laws, rules and regulations. The obligations of Sub to accept for payment and promptly to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions, any of which may be waived; provided, however, that, without the consent of the Company, Sub shall not waive the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent greater than two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis. The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and


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Sub regardless of the circumstances giving rise to any such Tender Offer
Conditions and, subject to the preceding sentence, may be waived by Parent and Sub in whole or in part. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the Tender Offer Conditions, (iv) extend the Offer beyond the scheduled expiration date (except that the Offer may be extended to the extent required by law or in the event the Tender Offer Conditions shall not have been satisfied by the scheduled expiration date) or
(v) change the form of consideration payable in the Offer.

         1.2 COMPANY ACTIONS. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held), based upon the recommendation of the Special Committee, has (i) determined by the unanimous vote of the directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock,
(ii) approved the Offer and the Merger, (iii) recommended acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company, (iv) taken all other action necessary to render the Shareholder Protection Rights Agreement dated as of March 6, 1996 (the "Rights Agreement") and Articles 14 and 14.1 of the Virginia Stock Corporation Act inapplicable to the Offer and the Merger; and (b)


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Wheat First Butcher Singer has delivered to the Board of Directors of the
Company its opinion that the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "Commission"), as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence; provided, however, that such recommendations may be withdrawn, modified or amended at any time or from time-to-time to the extent required for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law. Parent and Sub and their counsel shall be given the opportunity to review the
Schedule 14D-9 prior to its filing with the Commission. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Company to such comments. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to


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the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Company, Parent and Sub each agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the stockholders, in each case as and to the extent required by applicable federal securities laws. In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listings or computer lists containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders.

         1.3 COMPOSITION OF THE BOARD OF DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub in accordance


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with the Offer for, greater than two-thirds of the outstanding shares of Common
Stock pursuant to the Offer (the "Offer Closing"), Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act"), representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent bears to the number of shares of Common Stock outstanding and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). Notwithstanding the foregoing, neither Parent, Sub nor the Company shall take any action to remove or replace any member of the Special Committee after consummation of the Offer and prior to the Effective Time (as hereinafter defined). If at any time prior to the Effective Time there are less than two members of the Special Committee, as constituted on the date hereof, on the Company's Board of Directors, Parent, Sub and the Company shall use their reasonable efforts to ensure that two members (the "Continuing Directors") of the Company's Board of Directors are


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either (a) members of the Special Committee (as constituted on the date hereof)
or (b) persons who are neither (i) officers or employees of the Company nor (ii) associated with or affiliated with, or designated by, Parent. In the event that both Continuing Directors resign from the Special Committee, Parent, Sub and the Company shall permit the resigning Continuing Directors to appoint their successors in their reasonable discretion. The Company shall take all action requested by Parent which is reasonably necessary to effect any such election of Parent's designees to the Board of Directors, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. The Company shall take all action required pursuant to such Section and Rule to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill its obligations under this Section 1.3. Parent and Sub will supply to the Company in writing and be responsible for any information with respect to Parent and Sub and their respective nominees, officers, directors and affiliates required by such Section and Rule. In furtherance thereof, the Company


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will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's Board of Directors. Immediately following the Offer Closing, the Company, if so requested, will use its reasonable efforts to cause persons designated by Sub to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). At all times prior to the termination of the Option Exercise Period (as defined in Section 2.6), the composition of the Executive Compensation Committee of the Board of Directors of the Company shall remain the same as the Special Committee and the Board of Directors of the Company shall not take any action to limit or impair the authority of the Executive Compensation Committee to administer the Plan (as defined in Section 2.6); provided, however, that the Executive Compensation Committee shall not (i) make any additional grants or awards of any type pursuant to the Plan, (ii) amend the terms and conditions of any award made pursuant to the Plan prior to the date of this Agreement, except as contemplated by this Agreement, or (iii) have any authority to act with respect to any matters other than those relating to stock options previously granted under the Plan.

         1.4 ACTION BY DIRECTORS. Following the election or appointment of Parent's designees pursuant to Section 1.3 and


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prior to the Effective Time, and, so long as there shall be at least one
Continuing Director, if requested by a majority of the Continuing Directors, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Sub under this Agreement and any waiver of compliance with any of the covenants, agreements or conditions under this Agreement for the benefit of the Company.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS


         2.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), Articles of Merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the Virginia Stock Corporation Act and shall be filed on the Closing Date (as defined in Section
2.10 hereof). The Merger shall become effective upon the issuance by the State Corporation Commission of the Commonwealth of Virginia of a certificate of merger with respect to the Merger in accordance with the provisions and requirements of the Virginia Stock Corporation Act. The date and time when the


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Merger shall become effective is hereinafter referred to as the
"Effective Time."

                  (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the Commonwealth of Virginia under the name of "Sterile Concepts Holdings, Inc." (the "Surviving Corporation").

                  (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act.

         2.2  CONVERSION OF STOCK.  At the Effective Time:

                  (a) Each share of Common Stock then issued and outstanding (other than any shares of Common Stock which are held by the Company or any subsidiary of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be canceled and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the offer (the "Merger Consideration"); and

                  (b) Each share of common stock, no par value, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one


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fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

         2.3 SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any subsidiary of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.10 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed,


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for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

                  (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such


                                      -12-

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sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

         2.4 PAYMENT. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any subsidiary of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States; obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest; obligations of the Federal Intermediate Liquidity Banks, Federal Home Loan Banks, National Bank for Cooperatives, Federal Land Banks, The Government National Mortgage Association or The Federal National Mortgage Association; commercial paper or finance company paper which is rated not less than P-1, A-1 or F-1 by Moody's Investors Services, Inc., Standard & Poor's Ratings Services or Fitch Investors Services, Inc., as the case may be; certificates of deposit or bankers' acceptances of a bank or trust company having


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at least $20,000,000 of combined capital and surplus; or repurchase agreements secured by any one or more of the foregoing (collectively, "Permitted Investments"); or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official


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pursuant to applicable abandoned property, escheat and similar laws.

         2.5 NO FURTHER RIGHTS TO TRANSFERS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be canceled pursuant to Section 2.2(a) hereof), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

         2.6 STOCK OPTION AND OTHER PLANS. During the period (the "Option Exercise Period") commencing on the date of payment by Sub in accordance with the Offer and ending on the date that is two business days prior to the Effective Time (provided that the Option Exercise Period shall not be less than three business days in duration), the Company shall permit holders of stock options issued pursuant to the Company's Stock Incentive Plan (the "Plan") which shall have become exercisable to exercise such stock options in accordance with the provisions of the Plan, including without limitation those provisions relating to (i) the payment of the exercise price of stock options by the execution

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of a recourse note (an "Option Note") providing for the payment of all amounts due under such note through deductions from the Merger Consideration which shall become due to the maker of the note at the earlier of the Effective Time or the day that is 120 days from the date of the Offer Closing and (ii) the payment of the exercise price of stock options by the delivery of shares of Common Stock. After the termination of the Option Exercise Period and prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes and repayment of any outstanding Option Note, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, if any, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time;

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provided, however, that with respect to any person subject to Section 16 of the
Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person subject to
Section 16(b) of the Exchange Act, and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest in accordance with their respective terms. Any then outstanding stock appreciation rights or limited stock appreciation rights shall be canceled as of immediately prior to the Effective Time without any payment therefor. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to purchase or own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its best efforts to obtain all necessary consents to ensure that, after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will

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be to receive the Cash Payment in cancellation and settlement thereof.

         2.7 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and shall be amended so that Article III reads in its entirety as follows: "The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, no par value."

         2.8 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

         2.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, be the officers of the

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Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

         2.10 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Richmond, Virginia, as soon as practicable after the last of the conditions set forth in
Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


         3.1  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The
Company hereby represents and warrants to Parent and Sub as follows:

                  (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business

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conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) (the "Condition") of the Company and its subsidiaries taken as a whole. The Company has made available to Parent and Sub complete and correct copies of the Articles of Incorporation and By-Laws of the Company and its subsidiaries, in each case as amended to the date of this Agreement. The respective Articles of Incorporation and By-laws or other organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries.

                  (b) Authorization and Validity of Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of more than two-thirds of the shares of Common Stock). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

                  (c)  Capitalization.

                           (i) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of the date hereof, (1) 5,526,384 shares of Common Stock are issued and outstanding, (2) 549,616 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Incentive Plans, (3) no shares of Preferred Stock are issued and outstanding and (4) no shares of Common Stock are held in the Company's treasury. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.1(c) or on Schedule 3.1(c) hereto, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter ("Voting Debt"). After the Effective time, the Surviving Corporation will have no obligation to issue, transfer or sell any Shares of common stock of the Surviving Corporation pursuant to any Employee Plan (as defined in Section 3.1(i)).

                      (ii)  Schedule 3.1(c)(ii) hereto lists all of
         the Company's subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. Except as set forth on
         Schedule 3.1(c)(ii) hereto, no shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. Except for the subsidiaries listed on Schedule 3.1(c)(ii), the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's subsidiaries have no Voting Debt.

                  (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the Virginia Stock Corporation Act, is made and (iv) approval of the Merger by the holders of more than two-thirds of the outstanding shares of Common Stock, if required by the Virginia Stock Corporation Act, is obtained, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Articles of Incorporation or By-Laws of the Company or of any of its subsidiaries, each as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or the procurement of any permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority or consent of any other Person; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound except, in the case of clauses (2), (3) and
(4) above, for such filing, permit, consent, approval or violation, which could not reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (e) Company Reports and Financial Statements. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all registration statements and periodic reports filed by the Company with the Commission under the Securities Act of 1933, as amended, and the Exchange Act since the date of filing with the SEC of Amendment No. 4 to the Company's Registration Statement on Form S-1 (No. 33-80736) relating to the initial public offering of shares of its Common

Stock (such periodic reports and registration statements, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated balance sheets of the Company as of the end of the fiscal years ended September 30, 1995, 1994 and 1993 and the audited consolidated statements of earnings, audited consolidated statements of changes in stockholders' equity and audited consolidated statements of cash flows included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended. In addition, the Company has previously furnished to Parent a true and complete copy of the unaudited consolidated balance sheet as of March 31, 1996 and the unaudited consolidated statements of earnings, unaudited consolidated statements of changes in stockholders' equity and unaudited consolidated statements of cash flows for the fiscal quarter ended March 31, 1996 (the "Interim Statements"), all of which were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial positions for the periods then ended.

                  (f) Absence of Certain Changes. Except as set forth on
Schedule 3.1(f) hereto or as otherwise contemplated by this Agreement, since March 31, 1996 (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company except for the normal quarterly cash dividend of $.04 per share paid within approximately 10 days after the end of the March 31, 1996 quarter; and (v) there has been no change by the Company in accounting principles, practices or methods.

                  (g) Compliance with Laws. Except as set forth on Schedule 3.1(g) hereto, the Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (h) Litigation. Except as disclosed in the Commission Filings or as set forth on Schedule 3.1(h) hereto, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings or as set forth on Schedule 3.1(h) hereto, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted.

                  (i)  Employee Benefit Plans.

                           (i)  Schedule 3.1(i) hereto lists all
         employee benefit plans and programs, including, without limitation, (w) all retirement, savings and other pension plans; (x) all health, severance, insurance, disability and other employee welfare plans; (y) all incentive, vacation, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, other similar employee plans, programs or arrangements; and (z) all employment, compensation or severance agreements, that are maintained by the Company for the benefit of which, or relate to, current employees and former employees of the Company and its subsidiaries (collectively, the "Employee Plans").

                      (ii)  None of the Employee Plans is a
         "multiemployer plan" as defined in Section 3(37) of ERISA.

                     (iii) Except as set forth on Schedule 3.1(i) hereto, all Employee Plans are in compliance in all material respects with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any of the Employee Plans.

                      (iv) Except as set forth on Schedule 3.1(i) hereto, each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code ("Code") has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

                           (v) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under
         Section 4001 et seq. of ERISA, except for premiums required under
         Section 4007 of ERISA which are not yet due, and no condition exists that could reasonably be expected to result in the Company incurring material liability under Title IV of ERISA, either singly or as a member of any trade or business, whether or not incorporated, under common control of or affiliated with the Company, within the meaning of
         Section 414(b), (c), (m) or (o) of the Code. All premiums payable to the PBGC have been paid when due.

                      (vi) The Company has made available to Parent copies of all Employee Plans and, where applicable, summary plan descriptions, the most recent Internal Revenue Service determination letters, if applicable, and annual reports required to be filed within the last year pursuant to ERISA or the Code with respect to the Employee Plans.

                     (vii) No prohibited transaction, as defined in Section 4975 of the Code, has occurred with respect to any Employee Plan that is a pension plan as defined in Section 3(2) of ERISA.

                    (viii) Except as set forth on Schedule 3.1(i) hereto, the Company does not maintain and has not at any time in the past maintained any plan which constitutes a defined benefit pension plan subject to Title IV of ERISA.

                      (ix) There are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any Employee Plan.

                           (x)  Except as set forth on Schedule 3.1(i)
         hereto, no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

                      (xi) The Company has not made any commitment to establish any new Employee Plan, to modify any Employee Plan or to increase benefits or compensation of employees or former employees of the Company (except for normal increases in compensation consistent with past practices or as disclosed in Schedule 3.1(i) hereto), nor has any intention to do so been communicated to employees or former employees of the Company.

                           (xii) All material employment or compensation agreements contained within the Employee Plans are in full force and effect, and neither the Company nor any subsidiary, nor, to the best of the Company's knowledge, any other party, is in default under any of them. There have been no claims of default and, to the best knowledge of the Company and its subsidiaries, there are no facts or conditions which if continued, or on notice, will result in a material default under any of such employment or compensation agreements.

                           (xiii) Except for severance payment obligations contained in those certain employment, severance or compensation agreements specified on Schedule 3.1(i), neither the Company nor any of its subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Offer or the Merger or the other transactions contemplated by this Agreement.

                  (j) Liabilities. Except as set forth in the Commission Filings, as set forth on Schedule 3.1(j) hereto or as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material outstanding claims, liabilities or indebtedness, whether accrued, absolute, contingent or otherwise, other than liabilities incurred subsequent to March 31, 1996 in the ordinary course of business. Neither the Company nor any of its subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement, which default might reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole.

                  (k) Broker's Or Finder's Fees. Except for Wheat First Butcher Singer (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                 (l) Environmental Laws and Regulations. Except as disclosed in the Commission Filings, or as set forth on Schedule 3.1(l) hereto or as would not individually or in the aggregate have a material adverse affect on the Condition of the Company or its subsidiaries taken as a whole; (i) the Company and its subsidiaries are not in violation of any Environmental Law; (ii) no real property currently or formerly owned, occupied or operated by the Company or any Subsidiary is contaminated with any Hazardous Substances requiring remediation under any Environmental Law; (iii) the Company and its subsidiaries are not subject to liability for any off-site disposal or contamination; (iv) the Company and its subsidiaries have not received any claims or notices alleging liability under any Environmental Law; and (v) there are no circumstances involving the Company or its subsidiaries that could reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law. "Environmental Law" means any law, regulation, order, decree, opinion or agency requirement relating to noise, odor, Hazardous Substance or the protection of the environment or human health and safety. "Hazardous Substance" means any substance that is listed, classified or regulated by any government authority or any Environmental Law, in any concentration, including any petroleum products, asbestos or polychlorinated biphenyls.

                  (m) Rights Agreement; State Takeover Laws. (i) The Company and the Board of Directors of the Company have taken all necessary action to (i) render the Rights Agreement and Articles 14 and 14.1 of the Virginia Stock Corporation Act as well as any other applicable affiliated transaction, control share acquisition or similar state takeover laws inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (z) the provisions of the Rights Agreement, including the occurrence of a Separation Time (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement. The Board of Directors of the Company, at a meeting duly called and held, will take such actions, if any, that may be necessary for the Rights to be redeemed immediately prior to the acceptance for payment and purchase of any of the outstanding Shares pursuant to the Offer in accordance with the terms of this Agreement provided that this Agreement shall not have been terminated in accordance with its terms. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

                  (n) Opinion of Financial Advisor. The Company has received the opinion of Wheat First Butcher Singer, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

                  (o) Tax Returns. Except as set forth on Schedule 3.1(o), within the times and in the manner prescribed by law, the Company and each subsidiary has filed all material foreign country, federal, state and local tax returns required by law, and has paid all material taxes, assessments and penalties due and payable. Except as set forth on Schedule 3.1(o), all such tax returns, when filed, were correct and complete in all material respects. Except as set forth on Schedule 3.1(o), each of the Company and its subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The provisions for taxes reflected in the Interim Statements are adequate for any and all material foreign, federal, state, county and local taxes for the period ending on March 31, 1996, and for all prior periods, whether or not disputed. There are no present disputes as to material taxes of any nature allegedly due or payable by the Company or any of its subsidiaries.

                  (p) Material Contracts. Except as set forth on Schedule 3.1(p), the Company has filed as exhibits to the Commission Filings all material contracts and agreements required to be filed as exhibits to periodic reports under the Exchange Act, including without limitation the Asset Purchase Agreement dated October 2, 1995 by and among the Company, Medical Design Concepts, Inc. and John W. Hoffee, II (collectively, the "Contracts"). To the best knowledge of the Company, each of the Contracts is in full force and effect. The Company has complied in all material respects with its obligations under the Contracts and, except as set forth on Schedule 3.1(p), to the best knowledge of the Company, there is no default or event which with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts the cumulative effect of which might reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries has received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or to exercise or not exercise any options under any of the Contracts.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub represents and warrants to the Company as follows:

                  (a)  Due Organization; Good Standing and Corporate
Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia, respectively.

                  (b) Authorization and Validity of Agreement. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent or Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles.

                  (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met and (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the Commonwealth of Virginia is made, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Articles of Incorporation or By-Laws of Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, the procurement of any consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority or any other Person; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right or termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except, in the case of clauses (3) and (4) above for any such filing, permit, consent, approval or violation, which could not reasonably be expected to have a material adverse effect on the

Condition of the Parent and Sub, taken as a whole, or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  (d) Offer Documents, Schedule 14D-9 and Proxy Statement. The documents pursuant to which the Offer will be made, including a Tender Offer Statement on Schedule 14D-1 and Offer to Purchase and related letter of transmittal (the "Offer Documents"), will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to the filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule 14D-9 of the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Sub by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

                  (e) Broker's or Finder's Fees. Except for Bear Stearns & Co., Inc. (whose fees and expenses as financial advisor to Parent and Sub will be paid by Parent or Sub in accordance with Parent's agreement with such firm, a true and correct copy of which has been previously delivered to the Company by Parent), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                  (f) Common Stock Ownership. As of the date hereof, none of Parent, Sub or their affiliates beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) any shares of Common Stock.

                                   ARTICLE IV
                TRANSACTIONS PRIOR TO AND AFTER THE CLOSING DATE


         4.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, accountants, counsel, consultants, employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request.

         4.2 CONFIDENTIALITY. Information obtained by Parent and Sub pursuant to
Section 4.1 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated March 28, 1996.

         4.3 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending on the Closing Date:

                  (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

                  (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its Articles of Incorporation or By-Laws (or comparable governing documents), each as amended; (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof in accordance with the terms and conditions in effect on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (v) except as set forth on Schedule 4.3(b), enter into any contract or commitment with respect to capital expenditures in excess of $150,000 or enter into any other material contract except contracts in the ordinary course of business; (vi) acquire a material amount of assets or securities or release or relinquish any material contract rights other than in the ordinary course of business; (vii) adopt or amend any Employee Benefit Plan or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement, or, except in the ordinary course of business and consistent with past practice, pay any bonus or contingent or other extraordinary compensation; (viii) other than in the ordinary course of business transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person; (ix) agree to the settlement of any material claim or litigation; (x) make any material tax election or settle or compromise any material tax liability; (xi) make any material change in its method of accounting or (xii) agree, in writing or otherwise, to take any of the foregoing actions; and

                  (c) Except as set forth on Schedule 4.3(c), the Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.1 hereof to be untrue as of the

Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

         4.4 PROXY STATEMENT. If stockholder approval of the Merger is required by law, as promptly as practicable, the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its reasonable efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent certified public accountants). Promptly after the expiration or termination of the Offer, if required by the Virginia Stock Corporation Act in order to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its stockholders without Parent's prior approval. Prior to filing the preliminary Proxy Statement with the Commission and mailing the definitive Proxy Statement to the stockholders of the Company, the Company shall forward copies of such Proxy Statements to Parent for Parent's review and comment, and otherwise cooperate with Parent in the preparation, filing and/or distribution of such Proxy Statements.

         4.5 STOCKHOLDER APPROVAL. Promptly after the expiration or termination of the Offer, if required by the Virginia Stock Corporation Act in order to consummate the Merger, the Company, acting through its Board of Directors, shall in accordance with applicable law, promptly call a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement. Subject to Section 4.7 of this Agreement, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its affiliates to be voted in favor of the Merger.

         4.6 REASONABLE EFFORTS. Subject to the terms and conditions provided herein and to the fiduciary duties of the Board of Directors of the Company under applicable law, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. The Company and Parent shall use their reasonable efforts to consummate the Merger as promptly as practicable.

         4.7 NO SOLICITATION OF OTHER OFFERS. (a) Neither the Company nor any of its subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit, encourage, facilitate or initiate the submission of any Acquisition Proposal or (ii) participate in any way in discussions or negotiations with, or, furnish any information to, any Person (other than Parent or Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided, however, that the Company may participate in discussions or negotiations with or furnish information to any third party which makes an unsolicited, bona fide noncollusive proposal in writing with respect to a transaction which the Board of Directors of the Company believes is likely to result in an Acquisition Proposal if the Board of Directors believes (and has been advised by counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Board of Directors of the Company nor any Committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the approval and recommendation of the Offer and this Agreement or approve or recommend any Acquisition Proposal, provided that the Board of Directors (or a Committee thereof) may recommend to the Company's stockholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has determined that the Acquisition Proposal is a Superior Proposal and (ii) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 6.1(e). Any actions permitted under, and taken in compliance with, this Section 4.7 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

         "Acquisition Proposal" shall mean any proposed merger, consolidation, share exchange or other business combination, sale or other disposition of any material amount of assets, sale or issuance of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its subsidiaries and a third party. "Superior Proposal" shall mean an unsolicited, bona fide noncollusive Acquisition Proposal on terms which a majority of the members of the Special Committee and Board of Directors of the Company determines in its good faith judgment (based on the advice of independent financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated hereby.

                  (b) In addition to the obligations of the Company set forth in paragraph (a), the Company shall advise Parent immediately of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will promptly inform Parent of the status and details both orally and in writing (including amendments or proposed amendments) of any such request, takeover proposal or inquiry, and will promptly provide Parent with copies of all such written requests, proposals and inquiries.

                  (c) Immediately following the purchase of Shares pursuant to the Offer, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") other than Parent to return all confidential information heretofore furnished to such person by or on behalf of the Company.

         4.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, might reasonably be expected to become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material contract to which the Company or any of its subsidiaries is a party or is subject; and (b) any material adverse change in the Condition of the Company and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in any such change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         4.9 HSR ACT. The Company and Parent shall file, within eight business days from the date of this Agreement, Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

         4.10 EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company and its subsidiaries will continue to be provided with employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of Parent) that are in the aggregate substantially comparable to those currently provided by the Company and its subsidiaries to such employees. Parent will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment or severance agreements, plans or policies adopted by the Board of Directors of the Company (or any committee thereof) prior to the date hereof and disclosed to Parent under this Agreement in accordance with their terms.

         4.11 DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. (a) The Articles of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company ("Indemnified Parties"), unless such modification is required by law.

                  (b) (i) Parent agrees, from and after the purchase of shares of Common Stock pursuant to the Offer, to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the purchase of shares of Common Stock pursuant to the Offer, will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 4.11 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If for any reason the indemnification provided for in this Section 4.11 is unavailable with respect to any Indemnified Party or insufficient to hold him or her harmless with respect to any such loss, claim, damage or liability, then Parent shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of the Company and its affiliates on the one hand and Parent on the other in connection with the Offer and the Merger to which such loss, claim, damage or liability relates,
(ii) the relative fault of the Company and its affiliates on the one hand and Parent on the other with respect to such loss, claim, damage or liability and
(iii) any other relevant equitable considerations.

                  (c) For six years from the Effective Time, Parent shall either
(x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, which the Company represents to be $153,000 (exclusive of related commissions) for the twelve month period ended September 30, 1996; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount and to give prompt written notice of any reduction in the amount or scope of coverage resulting therefrom to the directors and officers affected thereby; provided further that Parent may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

         4.12 FINANCING. On or before the day on which Sub accepts for payment the shares of Common Stock pursuant to the Offer, Parent shall have the funds necessary to consummate the Offer, the Merger and the transactions contemplated hereby and shall promptly provide Sub with such funds at the times necessary to discharge the obligations of Parent and Sub in accordance with the terms hereof.

         4.13 ADDITIONAL REPORTS AND FILINGS. Prior to the Effective Time, the Company shall promptly furnish to Parent a copy of any Form 10-Q or other reports or other filings filed by the Company under the Exchange Act after the date hereof.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO MERGER

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, SUB AND THE COMPANY. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

                  (a) Approval of Company's Stockholders. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of more than two-thirds of the shares of Common Stock of the Company in accordance with applicable law (if required by applicable law) and the Company's Articles of Incorporation and By-Laws;

                  (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

                  (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;
                  (d) Payment for Common Stock. Sub shall have accepted for payment and paid for the shares of Common Stock tendered pursuant to the Offer; and

                  (e) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect or making the purchase of the Common Stock illegal.

         5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

                  (a) Performance by Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations and agreements contained in Sections 1.3 and 2.4 of this Agreement to be performed or complied with by it prior to the Closing Date.

                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT

         6.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

                  (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

                  (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c) by either Parent, on the one hand, or the Company, on the other hand, if the Offer shall not have been consummated within six months after commencement of the Offer unless the Offer Closing shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

                  (d) by Parent, if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to failure to satisfy any of the conditions set forth in Annex A hereto, unless such termination or expiration has been caused by or results from the failure of Parent or Sub to perform in any material respect any of their respective covenants or agreements contained in this Agreement;

                  (e) by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal will result in a Superior Proposal and the Board believes (and has been advised in writing by counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties;

                  (f) by the Company, if Parent or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Sub at or prior to the Offer Closing or if Parent or Sub shall have failed to commence the Offer within the time required by Section 1.1; or

                  (g) by the Company, if (i) prior to the Offer Closing, any of the representations and warranties of Parent or Sub contained in this Agreement were untrue or incorrect in any material respect when made or (ii) Parent or Sub shall have terminated the Offer prior to the Offer Closing or the Offer is terminated or expires in accordance with its terms.

         6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 4.2, 7.1 and this Section 6.2 hereof shall survive any termination of this

Agreement. Nothing in this Section 6.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS


         7.1 FEES AND EXPENSES. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  (b) If this Agreement is terminated by Parent pursuant to
Section 6.1(e) hereof or pursuant to Section 6.1(d) hereof by reason of paragraphs (d) or (f) of Annex A hereof or if, prior to the Offer Closing, any material representation or warranty made by the Company herein shall prove to have been untrue or incorrect in any material respect when made and as a result thereof this Agreement is terminated by Parent pursuant to Section 6.1(d) hereof by reason of paragraph (e) of Annex A hereof, the Company shall pay to Parent, within one business day thereafter, the amount of $3,500,000.

         7.2 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed hereunder or after the Effective Time.

         7.3 EXTENSION; WAIVER. Subject to the provisions of Section 1.1, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may
(i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any documents, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         7.4 PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law.

         7.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)      If to the Company, to it at:
                                    Sterile Concepts Holdings, Inc.
                                    5100 Commerce Road
                                    Richmond, Virginia 23234
                                    Attention: Paul J. Woo, Jr., President
                                               and Chief Executive Officer

                  with copies to:

                                    McGuire, Woods, Battle, & Boothe, L.L.P.
                                    One James Center
                                    901 East Cary Street
                                    Richmond, Virginia 23219
                                    Attention: Wellford L. Sanders, Jr., Esq.
                                               and Joseph C. Carter, III, Esq.

                                    LeClair Ryan
                                    707 East Main Street
                                    11th Floor
                                    Richmond, Virginia 23219
                                    Attention: J. Benjamin English, Esq.

                  (b)      If to either Parent or Sub, to it at:

                                    Maxxim Medical, Inc.
                                    104 Industrial Boulevard
                                    Sugar Land, Texas 77478
                                    Attention: Kenneth W. Davidson, Chairman of
                                               the Board, President and Chief
                                               Executive Officer
                  with a copy to:

                                    Boyer, Ewing & Harris Incorporated
                                    9 Greenway Plaza, Suite 3100
                                    Houston, Texas 77046
                                    Attention: John R. Boyer, Jr., Esq. and
                                               J. Randolph Ewing, Esq.


or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

         7.6 ENTIRE AGREEMENT. This Agreement and the Annex, schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

         7.7 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for Section 4.10 and 4.11, which are intended to be for the benefit of the persons referred to therein, and may be enforced by such persons.

         7.8 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws rules thereof.

         7.9 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7.10 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

         IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                            MAXXIM MEDICAL, INC.


                                            BY: /S/ KENNETH W. DAVIDSON
                                               NAME: Kenneth W. Davidson
                                               TITLE: Chairman President & CEO


                                           MAXXIM ACQUISITION CO.


                                            BY: /s/ KENNETH W. DAVIDSON
                                               NAME: Kenneth W. Davidson
                                               TITLE: President


                                          STERILE CONCEPTS HOLDINGS, INC.


                                            BY: /s/ PAUL J. WOO, JR.
                                               NAME: Paul J. Woo, Jr.
                                               TITLE: President and Chief
                                                       Executive Officer

                                     ANNEX A
                                       TO
                          AGREEMENT AND PLAN OF MERGER



         THE CAPITALIZED TERMS IN THIS ANNEX A SHALL HAVE THE MEANINGS SET FORTH IN THE AGREEMENT TO WHICH IT IS ANNEXED, EXCEPT THAT THE TERM "MERGER AGREEMENT" SHALL BE DEEMED TO REFER TO THE AGREEMENT TO WHICH THIS ANNEX A IS APPENDED AND "PURCHASER" SHALL BE DEEMED TO REFER TO SUB.

         Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered and may terminate or amend the Offer in accordance with the Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent more than two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have


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theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

                           (a) any court or domestic government or governmental authority or agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree or injunction or other order which (i) makes illegal, materially delays or otherwise directly or indirectly materially restrains or prohibits the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or compels Parent or Sub to dispose of all or any material portion of the business or assets of Parent or Purchaser or the Company, or imposes any limitations on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) imposes limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent or Purchaser of any shares of Common Stock, or
         (v) otherwise materially adversely affects the


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



         Condition of the Company and its subsidiaries taken as a whole;

                           (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market,
         (ii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States and having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index or (vi) in the case of any of the situations described in clauses (i) through (v) inclusive existing at the date of commencement of the Offer, a material acceleration or worsening thereof;

                           (c)  all consents, registrations, approvals,
         permits, authorizations, notices, reports or other


                                       A-3



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         filings required to be obtained or made by the Company, Parent or
         Purchaser with or from any governmental or regulatory entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

                           (d) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or the Merger or shall have resolved to do so;

                           (e) any representation or warranty made by the Company in the Merger Agreement shall be untrue or incorrect in any material respect;

                           (f) there shall have been a breach by the Company of any of its covenants or agreements in any material respect contained in the Merger Agreement;

                           (g) it shall have been publicly disclosed that any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Purchaser, any of its affiliates, or any group in which any of them is a member shall have acquired beneficial ownership of more than 30% of the outstanding Common Stock or shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Common Stock or a merger, consolidation or other business combination with or involving the Company; or

                    (h) the Merger Agreement shall have been terminated in accordance with its terms; which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

         The foregoing conditions are for the sole benefit of Parent or Purchaser, and may be asserted by them or waived in whole or in part at any time and from time to time in their sole discretion; provided, however, that, without the consent of the Company, Parent and Sub shall not waive the Minimum Condition.


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